EXHIBIT 5.1
[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]
March 21, 2019
Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park
Swords, Co. Dublin
Ireland
Ladies and Gentlemen:
We have acted as United States counsel to Ingersoll-Rand plc, an Irish public limited company (“IR-plc”), Ingersoll-Rand Lux International Holding Company S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) (“Lux International”), Ingersoll-Rand Global Holding Company Limited, a Delaware corporation (“IR-Global”), Ingersoll-Rand Irish Holdings Unlimited Company, an Irish private unlimited company (“Irish Holdings”) and Ingersoll-Rand Company, a New Jersey corporation (“IR-Company” and, together with IR-plc, Lux International and Irish Holdings, the “Non-Delaware Guarantors” and, the Non-Delaware Guarantors together with IR-Global, the “Guarantors”) and Ingersoll-Rand Luxembourg Finance S.A., a Luxembourg public company limited by shares (société anonyme) (the “Issuer” and, together with the Guarantors, the “IR Entities”), in connection with the Registration Statement on Form S‑3 (File No. 333-221265) (the “Registration Statement”) filed by the IR Entities with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Issuer from time to time of debt securities and the issuance by the Guarantors of guarantees with respect to such debt securities.

Ingersoll-Rand plc    -2-    March 21, 2019

We have examined the Registration Statement; the Underwriting Agreement, dated March 19, 2019 (the “Underwriting Agreement”), among the Issuer, the Guarantors and the underwriters named therein pursuant to which such underwriters have agreed to purchase $400,000,000 aggregate principal amount of 3.500% Senior Notes due 2026 (the “2026 Notes”), $750,000,000 aggregate principal amount of 3.800% Senior Notes due 2029 (the “2029 Notes”) and $350,000,000 aggregate principal amount of 4.500% Senior Notes due 2049 (the “2049 Notes” and, together with the 2026 Notes and the 2029 Notes, the “Notes”) issued by the Issuer and unconditionally guaranteed by the Guarantors; the Indenture, dated as of February 21, 2018 (the “Base Indenture”), as supplemented by the fourth supplemental indenture, dated as of March 21, 2019 (the “2026 Notes Supplemental Indenture”), relating to the 2026 Notes, as further supplemented by the fifth supplemental indenture, dated as of March 21, 2019 (the “2029 Notes Supplemental Indenture”), relating to the 2029 Notes and as further supplemented by the sixth supplemental indenture, dated as of March 21, 2019 (the “2049 Notes Supplemental Indenture” and, together with the 2026 Notes Supplemental Indenture and the 2029 Notes Supplemental Indenture, the “Supplemental Indentures” and, the Supplemental Indentures together with the Base Indenture, the “Indenture”), relating to the 2049 Notes, each among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”); duplicates of the global notes representing the Notes; and the guarantees annexed to the Notes (the “Guarantees”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the IR Entities and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Ingersoll-Rand plc    -3-    March 21, 2019

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.
In rendering the opinions set forth below, we have assumed further that (1) the Issuer and each Non-Delaware Guarantor is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed, issued and delivered the Underwriting Agreement, the Indenture, the Notes and its Guarantee, as applicable, in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, issuance, delivery and performance by the Issuer and each Non-Delaware Guarantor of the Underwriting Agreement, the Indenture, the Notes and its Guarantee, as applicable, do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the Delaware General Corporation Law (the “DGCL”)) and (3) the execution, issuance, delivery and performance by the Issuer and each Guarantor of the Underwriting Agreement, the Indenture, the Notes and its Guarantee, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Issuer or any such Guarantor.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.Assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute

Ingersoll-Rand plc    -4-    March 21, 2019

valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.
2.    Assuming due authentication of the Notes by the Trustee and upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.
Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) the waiver of rights and defenses contained in Sections 117(b) and 1301(b) of the Base Indenture or (ii) Section 110 of the Base Indenture and Section 304 of each of the Supplemental Indentures relating to the severability of provisions of the Indenture.
In connection with the provisions of the Indenture and the Underwriting Agreement whereby the parties submit to the jurisdiction of any U.S. federal court in the Borough of Manhattan, The City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of the Indenture and the Underwriting Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another. We also note that the recognition and enforcement

Ingersoll-Rand plc    -5-    March 21, 2019

in New York State courts or U.S. federal courts sitting in the State of New York of a foreign judgment obtained against the Issuer and the Guarantors is subject to the Uniform Foreign Money—Judgments Recognition Act (53 C.P.L.R. §5301 et. seq.).
We do not express any opinion herein concerning any law other than the law of the State of New York and the DGCL.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of IR-plc filed with the Commission in connection with the offer and sale of the Notes by the Issuer and the issuance of the Guarantees by the Guarantors and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP